EXHIBIT 99.2

Success Holding Group International Inc.

Share Prospectus Approved by the German Federal Financial Supervisory

Authority (BaFin)

TAIPEI, TAIWAN / ACCESSWIRE / September 10, 2015 – Success Holding Group International, Inc. (OTCQB: SHGT) announced that the German Federal Financial Supervisory Authority (BaFin) approved the share prospectus of the Company on August 28, 2015. The prospectus is available on the Company's website at www.successholding.com.

The Company anticipates the filing of an application in October 2015 to trade on the Quotation Board of the Frankfurt Stock Exchange. The share prospectus was a condition precedent to the application.

The Frankfurt Stock Exchange is one of the world's largest trading centers for securities and the largest of Germany's seven stock exchanges. The Frankfurt Stock Exchange facilitates advanced electronic trading, settlement and information systems.

The Company believes that listing and trading on the Quotation Board of the Frankfurt Stock Exchange, in addition to its already preexisting listing on the OTCQB, will help in broadening its shareholder base and is part of its overall operational strategy.

About Success Holdings Group International, Inc.

Success Holdings Group International, Inc. is among Asia's leading providers of self-improvement products and programs. Led by China's foremost motivational speaker, Steve Chen, SHGT comprises three subsidiaries: a business offering personal improvement seminars and related products featuring Mr. Chen, an entity producing and distributing inspirational short films and other content for online and TV audiences worldwide, and a division marketing China’s first health drink made from black rice.

Going forward, Success Holdings will continue its drive to acquire expanding, high-margin businesses providing products and services serving the physical, spiritual and emotional well-being of diverse consumers across China and around the globe. The company intends to integrate these businesses under the same logo and spokesperson, thus maximizing their brand value. More information about the Company is available at www.successholding.com.

FORWARD-LOOKING STATEMENT

This press release contains certain "forward looking" statements, as defined in the United States Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Statements, which are not historical facts, are forward-looking statements. The Company, through its management, makes forward looking public statements concerning it expected future operations, performance and other developments. Such forward looking statements are necessarily estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no factors that could cause actual results to differ materially from those estimated by the Company. They include, but are not limited to, the Company's ability to develop operations, the Company's ability to consummate and complete the acquisition, the Company's access to future capital, the successful integration of acquired companies, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, sales and other factors that may be identified from time to time in the Company's public announcements.

Contact:

Success Holdings Group International, Inc.

Brian Kistler, President

Email Contact: bkistler@shgtusa.com

+1 (260) 450-1982